Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated January 29, 2016 with respect to the consolidated financial statements, schedule, and internal controls over financial reporting included in the Annual Report of SIFCO Industries, Inc. on Form 10-K for the year ended September 30, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SIFCO Industries, Inc. on Forms S-8 (File No. 333-176224, File No. 333-150963, and File No. 333-141225).

/s/ GRANT THORNTON LLP

Cleveland, Ohio
January 29, 2016